Exhibit 10.21

EXECUTIVE SALARY CONTINUATION AGREEMENT

          This Agreement is made and entered into this _01_ day of _Jan_, 2006, by and between United Security Bank, a California banking corporation (the “Employer”), and William F. Scarborough, an individual residing in the State of California (hereinafter referred to as the “Executive”).  The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Employer.

RECITALS

          WHEREAS, the Executive is an employee of the Employer and is serving as its William Scarborough Officer;

          WHEREAS, the Executive’s experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

          WHEREAS, it is deemed to be in the best interests of the Employer to provide the Executive with certain salary continuation benefits, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Employer’s employment; and

          WHEREAS, the Executive and the Employer wish to specify writing the terms and conditions upon which this additional compensatory incentive will be provided to the Executive or to the Executive’s designated beneficiaries, as the case may be;

          NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree as follows:

AGREEMENT

1.   Terms and Definitions.

          1.1.   Administrator.  The Employer shall be the “Administrator” and, solely for the purposes of ERISA, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

          1.2.   Annual Benefit.  The term “Annual Benefit” shall mean an annual sum of fifty thousand dollars ($50,000) multiplied by the Applicable Percentage (defined below) and then reduced to the extent required: (i) under the other provisions of this Agreement; (ii) by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; and (iii) in order for the Employer to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

          1.3.   Applicable Percentage.  The term “Applicable Percentage” shall mean that percentage listed on Schedule “A” attached hereto which is adjacent to the number of complete Year of Service provided by Executive for or on behalf of the Employer as an employee which have elapsed starting from the Effective Date of this Agreement and ending on the date the Executive’s employment is terminated for purposes of this Agreement.  In the event the Executive’s employment with the Employer is terminated other than by reason of death, disability, termination for cause or Retirement on the part of the Executive, the Executive shall be deemed for purposes of determining the number of complete years to have completed a year of service in its entirety for any partial year of service after the last anniversary date of the Effective Date during which the Executive’s employment is terminated, provided that in no event shall the Executive be deemed to have completed a year of service for the partial year that occurs prior to the first anniversary date of this Agreement.

          1.4.   Beneficiary.  The term “beneficiary” or “designated beneficiary” shall mean the person or persons whom the Executive shall designate in a valid Beneficiary Designation, a copy of which is attached hereto as Exhibit “B”, to receive the benefits provided hereunder.  A Beneficiary Designation shall be valid only if it is in the form attached hereto and made a part hereof and is received by the Administrator prior to the Executive’s death.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

          1.5.   The Code.  The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

          1.6.   Disability/Disabled.  The term “Disability” or “Disabled” shall mean either that the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Employer.

          1.7.   Effective Date.  The term “Effective Date” shall mean the date upon which this Agreement was entered into by the parties, as first written above.

          1.8.   ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          1.9.   Key Employee.  The term “Key Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

          1.10.   Plan Year. The term “Plan Year” shall mean the Employer’s calendar year.

          1.11.   Retirement.  The term “Retirement” or “Retires” shall refer to the date on which the Executive attains the age of at least sixty-three (63) and acknowledges in writing to the Employer to be the last day he will provide any significant personal services, whether as an employee, director or independent consultant or contractor, to the Employer. For purposes of this Agreement, the phrase “significant personal services” shall mean more than ten (10) hours of personal services rendered to one or more individuals or entities in any thirty (30) day period.

          1.12.   Separation from Service.  The term “Separation from Service” means the termination of the Executive’s employment with the Employer for reasons other than death or Disability.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Employer and the Executive intended for the Executive to provide significant services for the Employer following such termination.  A termination of employment will not be considered a Separation from Service if:

          (a)          the Executive continues to provide services as an employee of the Employer at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

          (b)          the Executive continues to provide services to the Employer in a capacity other than as an employee of the Employer at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

          1.13.   Surviving Spouse. The term “Surviving Spouse” shall mean the person, if any, who shall be legally married to the Executive on the date of the Executive’s death.

          1.14.   Termination for Cause.  The term “Termination for Cause” shall mean the Separation of Service of the Executive upon the occurrence of any of the following events:

               (i)   the Executive is convicted of illegal activity by a court of competent jurisdiction or pleads guilty to or nolo contendere to illegal activity, which activity materially adversely affects the Employer’s reputation in the community or which evidences the lack of the Executive’s fitness or ability to perform the Executive’s duty as determined by the Board of Directors in good faith;

               (ii)   the Executive has committed any illegal or dishonest act which would cause termination of coverage under the Employer’s Bankers’ Blanket Bond as to the Executive, as distinguished from termination of coverage as to the Employer as a whole;

               (iii)  the Executive materially fails to perform, or habitually neglects, the Executive’s duties or commits a material act of malfeasance or misfeasance in connection therewith; or

               (iv)   an action is commenced by any bank regulatory agency having jurisdiction, to remove or suspend the Executive from office, or a cease and desist order under 12 U.S.C. 1818(b) or any similar Federal or state statute is issued against the Executive or the Employer which calls for the Executive’s suspension or removal from office.

          1.15.   Year of Service.  The term “Year of Service” means each twelve consecutive month period beginning on the Effective Date and any twelve (12) month anniversary thereof, during the entirety of which time the Executive is an employee of Employer.

2.   Scope, Purpose and Effect.

          2.1.   Contract of Employment.  Although this Agreement is intended to provide the Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between the Executive and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate the Executive’s employment. This Agreement shall have no impact or effect upon any separate written employment agreement which the Executive may have with the Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said employment agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect upon, nor be affected by, the terms and provisions of said employment agreement.

          2.2.   Fringe Benefit.  The benefits provided by this Agreement are granted by the Employer as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3.   Payments Upon or After Retirement.

          3.1.   Payments  Upon Retirement.  If the Executive shall remain in the continuous employment of the Employer until Retirement, the Executive shall be entitled to be paid the Annual Benefit, with the Applicable Percent equal to 100% for a period of twelve (12) years, in equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Executive Retires or upon such later date as may be mutually agreed upon in writing by the Executive and the Employer in advance of said Retirement Date, subject to the deferral of distributions condition in Section 11.14 herein if Executive is a Key Employee.

          3.2.   Payments in the Event of Death After Retirement.  The Employer agrees that if the Executive Retires, but shall die before receiving all of the monthly payments described in Section 3.1 herein, the Employer will make the remaining monthly payments, undiminished and on the same schedule as if the Executive had not died, to the Executive’s designated beneficiary.  If the Executive dies without a valid beneficiary designation, then the benefits shall be made to the personal representative of the Executive’s estate for the benefit of the Executive’s estate.

4.   Payments in the Event Death or Disability Occurs Prior to Retirement.

          4.1.   Payments in the Event of Death Prior to Retirement.  In the event the Executive should die while actively employed by the Employer at any time after the Effective Date of this Agreement, but prior to Retirement, the Employer agrees to pay the Annual Benefit with the Applicable Percentage equal to 100% for a period of twelve (12) years in equal monthly installments, with each installment to be paid commencing upon the later of (i) the first of the month following Executive’s death or (ii) within thirty (30) days following the date of receipt by the Bank of the Executive’s death certificate to the Executive’s designated beneficiary.  If the Executive dies without a valid beneficiary designation, then the benefits shall be made to the personal representative of the Executive’s estate for the benefit of the Executive’s estate.

          4.2.   Payments in the Event of Disability Prior to Retirement. In the event the Executive becomes Disabled while actively employed by the Employer at any time after the date of this Agreement but prior to Retirement, the Executive shall: (i) continue to be treated during such period of Disability as being gainfully employed by the Employer but shall not add applicable Years of Service for the purpose of determining the Annual Benefit; and (ii) be entitled to be paid the Annual Benefit, with the Applicable Percentage as set forth in Schedule A and as determined by the applicable years of service at the time of disability, for twelve (12) years in equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the earlier of (1) the month in which the Executive attains sixty-three (63) years of age; or (2) the date upon which the Executive is no longer entitled to receive Disability benefits under the Executive’s principal Disability insurance policy and does not, at such time, return to and thereafter fulfill the responsibilities associated with the employment position held with the Employer prior to becoming Disabled by reason of such Disability continuing.

          The Employer agrees that if (i) the Executive becomes Disabled while actively employed by the Employer at any time after the date of this Agreement but prior to Retirement, (ii) Employer has started to distribute payments to Executive under the first paragraph of this Section 4.2 and (iii) Executive dies before receiving all of the monthly payments described in the first paragraph of this Section 4.2, then the Employer will make the remaining monthly payments, undiminished and on the same schedule as if the Executive had not died, to the Executive’s designated beneficiary.  If the Executive dies without a valid beneficiary designation, then the benefits shall be made to the personal representative of the Executive’s estate for the benefit of the Executive’s estate.

          Notwithstanding the foregoing, in the event the Executive should die while actively or gainfully employed by the Employer at any time after the Effective Date of this Agreement and prior to Retirement, the payments provided in Section 4.1 herein shall be paid in lieu of the payments provided in the first paragraph of this Section 4.2, provided that the Executive or his legal representative shall have not elected to take the benefits provided by Section 5 herein and payments provided in the first paragraph of this Section 4.2 have not commenced.

5.   Payments in the Event Employment is Terminated Other than by Death, Disability, Termination for Cause or Retirement.

          As indicated in Section 2 herein, the Employer reserves the right to terminate the Executive’s employment, with or without cause but subject to any written employment agreement which may then exist, at any time prior to the Executive’s Retirement.  In the event that the employment of the Executive shall be terminated for any reason, including voluntary termination by the Executive, but other than by reason of (i) Disability except as provided in the last paragraph of Section 4.2, (ii) death, (iii) Termination for Cause, or (iv) Retirement, the Executive shall be entitled to be paid the Annual Benefit, with the Applicable Percentage as set forth in Schedule A and as determined by the applicable Years of Service at the time of Executive’s termination of employment with the Employer, for a period of twelve (12) years in equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the later of (i) the Executive’s Separation of Service from Employer or (ii) the Executive attaining age sixty-three (63), subject to the deferral of distributions condition in Section 11.14 herein if Executive is a Key Employee.

          The Employer agrees that if the Executive is entitled to benefits under the first paragraph of this Section 5, but dies before receiving all of the monthly payments described in the first paragraph of this Section 5, the Employer will make the remaining monthly payments, undiminished and on the same schedule as if the Executive had not died, to the Executive’s designated beneficiary.  If the Executive dies without a valid beneficiary designation, then the benefits shall be made to the personal representative of the Executive’s estate for the benefit of the Executive’s estate.

          Executive agrees that the payment of benefits pursuant to this Section 5 to the extent Executive is entitled to such benefits is in lieu of any other benefits under this Agreement.

6.   Termination for Cause.

          Notwithstanding anything to the contrary, in the event the termination of employment of the Executive is Termination for Cause as defined in Section 1.14 herein, the Executive shall not be entitled to any benefits pursuant to this Agreement.

7.   No Ownership Rights to the Employer’s Assets.

          The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive or the Executive’s beneficiaries under the terms of this Agreement (“Benefits”). The rights of the Executive or any beneficiary of the Executive under this Agreement shall be solely those of an unsecured creditor of the Employer.

          In the event that the Employer, in its sole and absolute discretion, elects to acquire an insurance policy, an annuity or any other asset to recoup the costs or any portion thereof of the Benefits, then such insurance policy, annuity or other asset shall not be deemed to be held under any trust for the benefit of the Executive or his beneficiaries or to be security for the performance of the obligations of the Employer under this Agreement, but shall be, and remain, a general unpledged, unrestricted asset of the Employer.  The Executive and his beneficiaries shall have no rights whatsoever with respect to, or any claim against, any such insurance policy, annuity or other asset. In connection with the Employer electing to acquire any such insurance policy or annuity, the Executive agrees to cooperate to facilitate such acquisition, and pursuant thereto shall execute such documents and undergo such medical examinations or tests as the Employer may reasonably request.

8.   Claims Procedure.

          An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

          8.1.   Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty days after such notice was received by the claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

          8.2.   Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

          8.3.   Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a) The specific reasons for the denial;
(b) A reference to the specific provisions of the Agreement on which the denial is based;
(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e) A statement of the claimant’s right to bring a civil action following an adverse benefit determination on review.

          8.4.   Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

          8.5.   Written Request for Review of Denial.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

          8.6.   Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

          8.7.   Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

          8.8.   Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

          8.9.   Notice of Decision of Review.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a) The specific reasons for the denial;
(b) A reference to the specific provisions of the Agreement on which the denial is based;

          (c)          A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant  to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action.

9.   Status of an Unsecured General Creditor.

          Notwithstanding anything contained herein to the contrary: (i) neither the Executive nor the Executive’s beneficiary shall have any legal or equitable rights, interests or claims in or to any specific property or assets of the Employer; (ii) none of the Employer’s assets shall be held in or under any trust for the benefit of the Executive or the Executive’s beneficiary or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the Executive and the Executive’s beneficiary shall be unsecured general creditors with respect to any benefits which may be payable under the terms of this Agreement.

10.   Covenant Not to Interfere.

          The Executive agrees not to take any action which prevents the Employer from collecting the proceeds of any life insurance policy which the Employer may happen to own at the time of the Executive’s death and of which the Employer is the designated beneficiary.

11.   Miscellaneous.

          11.1.   Opportunity to Consult with Independent Counsel.  The Executive acknowledges that he has been afforded the opportunity to consult with independent counsel of his choosing regarding both the benefits granted to him under the terms of this Agreement and the terms and conditions which may affect the Executive’s right to these benefits.  The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

          11.2.   Arbitration of Disputes.  All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in location nearest to Fresno, California.  In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Section, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), located in or nearest to Fresno, California, shall conduct the binding arbitration referred to in this Section.  Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary).  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA.  Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof.  The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure.  Any arbitration hereunder shall be conducted in Southern California, unless otherwise agreed to by the parties.

          11.3.   Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein.  The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

          11.4.   Notice.  Any notice required or permitted of either the Executive or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer:

United Security Bank
1525 East Shaw Avenue Suite 200
Fresno, California 93710
Attention: Dennis R. Woods
Chairman of the Board

If to the Executive:

William F. Scarborough
c/o United Security Bank
2151 West Shaw Avenue
Fresno, California 93711

          11.5.   Assignment. Neither the Executive nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive or any designated beneficiary; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Employer shall thereupon have no further liability hereunder.

          11.6.   Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Employer and, as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns.  Accordingly, the Employer shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement.  Upon the occurrence of such event, the term “Employer” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

          11.7.   Nonwaiver.  The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

          11.8.   Partial Invalidity.  If any term, provision, covenant or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

          11.9.   Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no other representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

          11.10.   Modifications.  Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

          11.11.   Section Headings.  The Section headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

          11.12.   No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

          11.13.   Governing Law.  The laws of the State of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of the Federal Deposit Insurance Corporation or any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

          11.14.   Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Key Employee at the time of Separation from Service of the Employer in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service.  Therefore, in the event this Section 11.14 is applicable to the Executive, any distribution or series of distributions to be made due to a Separation from Service shall commence no earlier that the first day of the seventh month following the Separation from Service.

          11.15.   Distributions.  Upon Income Inclusion Under Section 409A of the Code.  Upon the inclusion of any portion of the accrued liability recorded on the Employer’s books into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s accrued liability, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

          11.16.   Unfunded Agreement for ERISA Purposes.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

          11.17.   Suicide or Misstatement.  No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Employer denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement on the date first above-written in the City of Fresno, Fresno County, California.

United Security Bank	William F. Scarborough
“Employer”	“Executive”

Dennis R. Woods
Chairman of the Board

SCHEDULE A

NUMBER OF COMPLETE	APPLICABLE
YEARS OF SERVICE	PERCENTAGE

1	8 1/3%

2	16 2/3%

3	25%

4	33 1/3%

5	41 2/3%

6	50%

7	58 1/3%

8	66 2/3%

9	75%

10	83 1/3%

11	91 2/3%

12 or more	100%

SCHEDULE B

BENEFICIARY DESIGNATION

TO:	The Administrator of United Security Bank, Executive Salary Continuation Agreement

                    Pursuant to the provisions of my Executive Salary Continuation Agreement with United Security Bank, permitting the designation of a beneficiary or beneficiaries by a participant, I hereby designate the following persons and entities as primary and secondary beneficiaries of any benefit under said Agreement payable by reason of my death:

NOTE: To name a trust as beneficiary, please provide the name of the trustee and the exact date of the trust agreement.

In the event the primary beneficiary is not the spouse of the Executive, the spouse of the Executive will need to sign the Spousal Consent below and such signature must be notarized.

Primary Beneficiary:

Name	Address	Relationship

Secondary (Contingent) Beneficiary:

Name	Address	Relationship

Name	Address	Relationship

THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION IS HEREBY RESERVED. ANY PRIOR DESIGNATION OF PRIMARY BENEFICIARIES AND SECONDARY BENEFICIARIES IS HEREBY REVOKED.

The Administrator shall pay all sums payable under the Agreement by reason of my death to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary Beneficiary, and if no named beneficiary survives me, then the Administrator shall pay all amounts in accordance with the terms of my Executive Salary Continuation Agreement.  In the event that a named beneficiary survives me and dies prior to receiving the entire benefit payable under said Agreement then and in that event, the remaining unpaid benefit payable according to the terms of my Executive Salary Continuation Agreement shall be payable to the personal representatives of the estate of said beneficiary who survived me but died prior to receiving the total benefit provided by my Executive Salary Continuation Agreement.

William F. Scarborough
Dated:

CONSENT OF THE EXECUTIVE’S SPOUSE

TO THE ABOVE BENEFICIARY DESIGNATION:

I, ________________________, being the spouse of William F. Scarborough, after being afforded the opportunity to consult with independent counsel of my choosing, do hereby acknowledge that I have read, agree and consent to the foregoing Beneficiary Designation which relates to the Executive Salary Continuation Agreement entered into by my spouse on ______________, 2006. I understand that the above Beneficiary Designation adversely affects my community property interest in the benefits provided for under the terms of the Executive Salary Continuation Agreement.  I understand that I have been advised to consult with an attorney of my choice prior to executing this consent, so that such attorney can explain the effects of this consent.

Dated:_____________, 2006

, Spouse

ACKNOWLEDGEMENT

STATE OF CALIFORNIA)
                                        )ss
COUNTY OF FRESNO)

          On this ______ day of ___________, 2006, before me ___________________, a Notary Public in and for said State, personally appeared ___________________, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or entity upon behalf of which the person acted, executed the instrument.

___________________________________________________

___________________________, Notary Public

Commission expiration: __________, 20__